Exhibit 1.01

OLIN CORPORATION
Conflict Minerals Report
For the reporting period from January 1, 2024 to December 31, 2024

This Specialized Disclosure Report (this “Report”) of Olin Corporation (“Olin” or “we”) has been prepared to comply with Rule 13p-1 (the “Rule”) promulgated under the Securities Exchange Act of 1934, as amended, for the year ended December 31, 2024.

The Rule requires us to disclose certain information when we manufacture or contract to manufacture products and the minerals specified in the Rule are necessary to the functionality or production of those products. The specified minerals are gold, columbite-tantalite (coltan), cassiterite and wolframite, including their derivatives, which are limited to tantalum, tin and tungsten (such minerals and derivatives, the “Conflict Minerals”). The “Covered Countries” for the purposes of the Rule and this Report are the Democratic Republic of Congo, the Republic of Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola. As described below, our Winchester and Epoxy business segments manufacture products for which some of the Conflict Minerals are necessary to the functionality.

I.Company Overview
Olin is a manufacturer concentrated in three business segments: Chlor Alkali Products and Vinyls, Epoxy and Winchester. Winchester, with its principal manufacturing facilities in Illinois and Mississippi, produces and distributes sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components and industrial cartridges. In addition to the Illinois and Mississippi locations, on October 1, 2020, Winchester assumed full management and operational control of the Lake City Army Ammunition Plant in Independence, Missouri. Our Chlor Alkali Products and Vinyls business segment manufactures and sells chlorine and caustic soda, ethylene dichloride and vinyl chloride monomer, methyl chloride, methylene chloride, chloroform, carbon tetrachloride, perchloroethylene, hydrochloric acid, hydrogen, bleach products and potassium hydroxide. The Epoxy segment produces and sells a full range of epoxy materials and precursors, including aromatics (acetone and phenol), allyl chloride, epichlorohydrin, liquid epoxy resins, solid epoxy resins and formulated solutions platform products such as converted epoxy resins and additives. Certain operations currently falling under the Chlor Alkali Products and Vinyls business segment and the Epoxy business segment were acquired by Olin in a transaction with Dow Inc. (formerly known as The Dow Chemical Company) which closed on October 5, 2015. Based on our internal assessment, Winchester and Epoxy appear to be our only business segments that manufacture or contract to manufacture products for which a Conflict Mineral is necessary to the functionality or production.

II.Products Covered by this Report
Based on the nature of our products, and a review of our specification sheets and/or product information, we determined that the Winchester and Epoxy products identified in this report are the only products we manufacture or contract for manufacture for which a Conflict Mineral is necessary to the functionality or production. Therefore, this Report relates to those products: (i) for which Conflict Minerals are necessary to the functionality or production; (ii) that we manufactured, or contracted to be manufactured; and (iii) for which manufacturing was completed during the calendar year 2024 (the “Covered Products”). The Covered Products also include ammunition products manufactured at the facility that we assumed control of on October 1, 2020 that contain Conflict Minerals. Each Covered Product is identified below. For ammunition products, we included the applicable Stock Keeping Unit (“SKU”) and type of ammunition. For the Epoxy product, we included the product name.

Types of Ammunition
Centerfire Ammunition SKU	Shot Shell SKU	Rimfire Ammunition SKU
GQ3232	SXP12	X22MHLF
Q3297	SXP123	X22LRHLF
Q3262	RA1200SF	X17W15PLF
SC556NT	RA12RSSF	S17HMR1LF
X223RT	SCXR123
SC9NT	Q1539
SC40NT	Q1542
SC45NT	SWXR122
SC38NT	SWXR123B
RA9SF	SWXR12B
Q4342	SWXR12L2
RA357SSF	SWXR12L4
RA45GSF	SWXR12LB
RA45SF	SPM12XR6
RA223SF	SPM20XR6
Q3281	B193921237
RA9SF1	B193921230
Q4346	B193921247
GQ4338	B193921240
RA40SF	B193922037
Q4341	B193922030
Q4361	B193924139
GQ4375	XRB1325
S223RLF	B193431233
S22250RLF	B193432033

Types of Ammunition
Centerfire Ammunition SKU	Shot Shell SKU	Rimfire Ammunition SKU
S204RLF	B193431230
WCC223WS10CTN20	B193431240
XMA531MS	B193431232
LCC193SC01BK200	B193431242
152003	B193432032
A122	SWB1234
A555/SM	SWB2034
B192802234	STXS12344
A552/SM	STXS1236
A557/SM	STX125
152004	STXS12L4
HRT556300Y	STXS12L5
HRT223150Y	STXS12L6
A071/GY	SWB1231
A165/CQ	HRTT129
LCC080SB02SKD	HRTT2039
A143/AL	HRTT4139
A131/AH	SWB2835
A255/1K	LCTSS1237
A257/IJ	LCTSS1239
A059/GZ	LCTSS1235
WM80	LCTSS2037
WM193150	LCTSS1239
WM193200	LCTSS2839
Q3131KY	LCTSS4139
WM193K	LBTSS12L8
WM193500	LBTSS1239
WM193DRUM	LBTSS2039
WM1931000	LBTSS2038
WM855150	LBTSS2839
WM855200	LBTSS289
USA855K	LBTSS4139
WM855K
WM855500
WM8551000
W223150
W223200
USA223R1KY
W223DRUM

Types of Ammunition
Centerfire Ammunition SKU	Shot Shell SKU	Rimfire Ammunition SKU
W2231000
WCC223WS10BK1000
WCC223WS10BP200
152002
S223RLF
S22250RLF
S204RLF
Q4462
Q4477
Q4480
Q4454
ZQ4454
A607
GQ3274
GQ3280
Q4343
Q3369
Q1539
Q1557
Q1542
ZQ3262
ZQ4477
RA223SFY

Types of Epoxy Product
Product Name
Epoxy C12-C14 Alkyl Glycidyl Ether Bulk

III.Olin’s Conflict Minerals Policy

We adopted a policy relating to our use of Conflict Minerals (the “Policy”), incorporating the standards set forth in the OECD Guidance. Our Policy provides that we will require suppliers of Conflict Minerals to provide reasonable assistance in determining the sources of the Conflict Minerals. Under our Policy, we will encourage our suppliers to adopt a due diligence process in accordance with the OECD Guidance and to take actions towards sourcing responsibly. Our Policy ensures that we are committed to working toward avoiding the use, within our supply chain, of Conflict Minerals that finance or benefit armed groups in the Covered Countries. To the extent a supplier cannot or will not adhere to the Policy, we intend to limit purchases from such supplier to the extent practicable or seek alternative suppliers where commercially feasible.

IV.Olin’s Reasonable Country of Origin Inquiry
Because we determined that some of the Conflict Minerals are necessary to the production of the Covered Products, as required by the Rule, we conducted a reasonable country of origin inquiry (“RCOI”) regarding the source of the Conflict Minerals. Our RCOI was reasonably designed to determine whether any of the Conflict Minerals used in the Covered Products originated in the Covered Countries, and if so, whether any of the Conflict Minerals were from recycled or scrap sources. The team conducting our RCOI included legal counsel and a paralegal from our Winchester business segment, as well as Winchester product managers, members of Winchester’s engineering team, the Metals Commodity Manager from Winchester’s purchasing department, and the Olin Product Regulatory Specialist (EMEAI) from Olin’s chemicals business.

Each product manufactured or contracted to be manufactured by Winchester has a manufacturing process data page (“Data Page”) that summarizes the characteristics of the product, including the materials required to manufacture the product. Our RCOI team examined the Data Pages for each Winchester product to determine which product specifications include a Conflict Mineral. The products identified from this review are the Covered Products, which are listed in the table above. For all other products, the specifications do not include tin, tungsten or any other Conflict Mineral. Some of our products with specifications that do not include any Conflict Mineral are manufactured using recycled materials, which will include traces of unwanted tin, tungsten or other minerals or derivatives. For all products using recycled metals, the Data Pages limit the amount of tin, tungsten or other impurities that can be included to a very small quantity. For these products, tin, tungsten and other Conflict Minerals are not necessary to the functionality or production, but in fact are undesirable byproducts of the use of recycled metals.

For each Epoxy product, Olin’s product databases were reviewed to determine which products contain Conflict Minerals. The Olin Product Regulatory Specialist confirmed with Olin’s Strategic Sourcing Manager of Raw Materials and Corporate Services that during 2024 the Epoxy business segment purchased material containing a Conflict Mineral for use in the Olin Epoxy product identified above.

After the RCOI team assembled the list of the Covered Products, the Metals Commodity Manager and/or the Product Regulatory Specialist identified the suppliers for each Covered Product from our database (collectively, the “Suppliers”). In April of 2025, we sent a written inquiry to each of the Suppliers. We asked the Suppliers to indicate:

•whether any Conflict Mineral included in any component sold to Olin originated in a Covered Country, and if so, whether such Conflict Minerals were from recycled or scrap sources;
•the identity of their suppliers and whether the Suppliers had received completed Templates (defined below) from all of their suppliers; and

•a list of the smelters used by the Supplier or their suppliers, the locations of such smelters’ facilities, and whether those smelters have been validated in accordance with the RMAP (defined below).

Our inquiry also asked the Suppliers to complete a Responsible Minerals Initiative (“RMI”) Conflict Minerals Reporting Template, version 6.4 (the “Template”). The Template was developed by the RMI to facilitate disclosure and communication of information regarding smelters which provide material to a company’s supply chain. It includes questions regarding each Supplier’s conflict-free policy, engagement with its direct suppliers and a listing of the smelters the Supplier (and its suppliers) use.

Based on the responses we received from the Suppliers, we proceeded to engage in due diligence regarding the sources and chain of custody of the Conflict Minerals contained in the Covered Products.

V.Due Diligence Process
After conducting our RCOI, our team exercised due diligence on the source and chain of custody of the Conflict Minerals. Our due diligence measures were modeled on the framework in the Organisation for Economic Co-operation and Development (the “OECD”) Due Diligence Guidance for Responsible Supply Chain of Minerals from Conflict-Affected and High Risk Areas: Second Edition, including the related supplements on gold, tin, tantalum and tungsten (the “OECD Guidance”).

Our due diligence exercise primarily consisted of (1) reviewing the responses we received from our Suppliers, (2) verifying their representations, and (3) conducting additional research for information that their responses lacked.

A.    Results of Supplier Inquiries

We received responses from the eleven Suppliers in May of 2025, with the last response received on May 27, 2025. All eleven of our Suppliers indicated that they do not source Conflict Minerals directly from the Covered Countries, but instead source directly from smelters or through other suppliers. As a result, our due diligence efforts to identify the original sources of the Conflict Minerals provided by our Suppliers are based on the information we solicited from such Suppliers. In these instances, the information-gathering process involves the Suppliers’ own efforts to retrieve information from their smelters or other suppliers. Therefore, we must rely on these Suppliers to provide information regarding the origin of the Conflict Minerals that are included in the Covered Products. We recognize that this process may result in inaccurate or incomplete information.

For the smelters identified in responses from our Suppliers, a member of our legal staff compared smelters identified in the reporting templates against the list of smelter facilities which have been identified by the Responsible Minerals Initiative, formerly the Conflict Free Sourcing Initiative, on its list for conformant smelters. Based on this review, we concluded that fifty-nine

(59) of the sixty-one (61) smelters identified by the Suppliers have been validated as compliant in accordance with the Responsible Minerals Assurance Process (“RMAP”) provided by RMI and are listed on RMI’s list for conformant smelters. The two remaining smelters are not listed on the RMI conformant smelter’s list.

B.    Determination
In some instances we received conflicting or incomplete information regarding the smelter facilities utilized to process the Conflict Minerals included in our Covered Products. At least two Suppliers had not received responses from all of their suppliers. In some cases, we received insufficient information regarding the mine(s) or source(s) of origin of those Conflict Minerals.

We evaluated each Supplier response and, where possible, we validated it to determine sufficiency, accuracy or completeness. Based on this assessment and the results of our other due diligence measures, we currently do not have sufficient information to identify the specific mine or location of origin of the Conflict Minerals included in our Covered Products.

The Securities and Exchange Commission (the “SEC”) recognizes that, “as a practical matter, it is very difficult, if not impossible, to trace conflict minerals to their mine or other location of origin after columbite-tantalite, cassiterite, and wolframite have been smelted initially and after gold has been refined initially other than through the smelter or refinery” (Conflict Minerals, Exchange Act Release No. 34-67716, 17 CFR Parts 240 and 249b (Aug. 22, 2012)). In this situation, the SEC provided that we need only to “describe the processing facilities if they are known…and do not have to disclose the country of origin” (Id.). The information provided by our Suppliers identified the smelters they used, but we are unable to ascertain all of the countries of origin of the Conflict Minerals sourced by the Suppliers and their respective smelters.

Based on the information provided by the Suppliers and otherwise obtained through the due diligence process, we have constructed, to the extent reasonably determinable by us, the following table regarding the Conflict Minerals included in our Covered Products:

Metal	Smelter	Smelter Facility Location	RMI’s Conformant Smelters list / Active Smelters list
Tungsten	A.L.M.T. Corp.	Japan	Yes
Tin	Alpha	USA	Yes
Tungsten	Chongyi Zhangyan Tungsten Co., Ltd.	China	Yes
Tungsten	Cronimet Brasil Ltda.	Brazil	Yes
Tungsten	China Molybdenum Tungsten Co., Ltd.	China	Yes
Tin	CV Venus Inti Perkasa	Indonesia	Yes
Tin	EM Vinto	Bolivia	Yes
Tin	Fenix Metals	Poland	Yes
Tungsten	Fujian Xinlu Tungsten Co., Ltd.	China	Yes
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China	Yes

Metal	Smelter	Smelter Facility Location	RMI’s Conformant Smelters list / Active Smelters list
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China	Yes
Tungsten	Global Tungsten & Powders LLC	USA	Yes
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China	Yes
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China	Yes
Tungsten	H.C. Starck Tungsten GmbH	Germany	Yes
Tungsten	Hubei Green Tungsten Co., Ltd.	China	Yes
Tungsten	Hunan Chenzhou Mining Co., Ltd.	China	Yes
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	China	Yes
Tungsten	Japan New Metals Co., Ltd.	Japan	Yes
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China	Yes
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China	Yes
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China	Yes
Tungsten	Jiangxi Tonggu Non-Ferrous Metallurgical & Chemical Co., Ltd.	China	Yes
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China	Yes
Tungsten	Kenee Mining Corporation	Vietnam	Yes
Tungsten	Kennametal Fallon	USA	Yes
Tungsten	Kennametal Huntsville	USA	Yes
Tungsten	Lianyou Metals Co., Ltd.	Taiwan, Province of China	Yes
Tin	Magnu’s Minerais Metais e Ligas Ltda.	Brazil	Yes
Tin	Malaysia Smelting Corporation (MSC)	Malaysia	Yes
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China	Yes
Tungsten	Masan High-Tech Materials	Vietnam	Yes
Tin	Aurubis Beerse N.V. (formerly known as Metallo Belgium N.V.)	Belgium	Yes
Tungsten	Metal-Tech	Israel
Tin	Mineracao Taboca S.A.	Brazil	Yes
Tin	Mining Minerals Resources SARL	Congo, Democratic Republic of	Yes
Tin	Minsur	Peru	Yes
Tungsten	Niagara Refining LLC	United States of America	Yes
Tin	Operaciones Metalurgicas S.A.	Bolivia	Yes
Tungsten	Philippine Chuangxi Industrial Co., Inc.	Philippines	Yes

Metal	Smelter	Smelter Facility Location	RMI’s Conformant Smelters list / Active Smelters list
Tin	PT Artha Cipta Langgeng	Indonesia	Yes
Tin	PT ATD Makmur Mandiri Jaya	Indonesia	Yes
Tin	PT Babel Surya Alam Lestari	Indonesia	Yes
Tin	PT Bangka Kudai Tin	Indonesia
Tin	PT Mitra Stania Prima	Indonesia	Yes
Tin	PT Mitra Sukses Globalindo	Indonesia	Yes
Tin	PT Rajawali Rimba Perkasa	Indonesia	Yes
Tin	PT Refined Bangka Tin	Indonesia	Yes
Tin	PT Timah Tbk Kundur	Indonesia	Yes
Tin	PT Timah Tbk Mentok	Indonesia	Yes
Tungsten	Shinwon Tungsten (Fujian Shanghang) Co., Ltd.	China	Yes
Tungsten	TANIOBIS Smelting GmbH & Co. KG	Germany	Yes
Tin	Thaisarco	Thailand	Yes
Tin	Tin Technology & Refining	USA	Yes
Tungsten	Tungsten Vietnam Joint Stock Company	Vietnam	Yes
Tungsten	Xiamen Tungsten Co., Ltd.	China	Yes
Tungsten	Xiamen Tungsten (H.C.) Co. Ltd.	China	Yes
Tin	Yunnan Chengfeng Non-Ferrous Metal Co., Ltd.	China	Yes
Tin	Yunnan Tin Company Limited	China	Yes
Tin	White Solder Metalurgia e Mineração Ltda.	Brazil	Yes
Tungsten	Wolfram Bergbau und Hutten AG	Austria	Yes

C.    Future Due Diligence Measures

During the 2025 calendar year, we are continuing to engage in the activities described above and will continue to request that our Suppliers use the RMI’s Conflict Minerals Reporting Template.